Consent of Independent Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 (File No. 333-180642) of our report dated March 22, 2012, on our audits of the consolidated financial statements of CKF Bancorp, Inc. We also consent to the references to our firm under the caption “Experts”.

/s/BKD, LLP

Louisville, Kentucky

May 8, 2012